UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2005
ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-02199 (Commission File Number)	39-0126090 (I.R.S. Employer Identification No.)

5075 Westheimer Suite 890 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)
Registrant’s telephone number, including area code: (713) 369-0550
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Allis-Chalmers Inc. is filing this Current Report on Form 8-K to provide updates of its business description, risk factors and certain financial and other information, as set forth below in this Item 8.01, which reflects recent changes and developments. Unless the context requires otherwise, references in this report to “Allis-Chalmers,” “we,” “us,” “our” or “ours” refer to Allis-Chalmers Energy Inc., together with its subsidiaries, but not including Specialty. When the context requires, we refer to these entities separately. References in this report to “Specialty” refer to Specialty Rental Tools, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
       This report contains forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this report reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described under the caption “Risk Factors” appearing later in this report. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this report. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events.
NON-GAAP FINANCIAL MEASURES
       The SEC has adopted rules to regulate the use of “non-GAAP financial measures” such as EBITDA, that are derived on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP. EBITDA is a non-GAAP financial measure that complies with Securities Act regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA in this report accordingly. In addition to EBITDA, we utilize “Adjusted EBITDA” as a supplemental financial measurement in the evaluation of our business. We define the term Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, gain on asset sales and litigation settlements, minority interest and other income and expense.
      EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. For example, these measures:

•	do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

•	do not reflect the effect of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.
In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally.
INDUSTRY AND MARKET DATA
       We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this report regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this report. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included in this report, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information.

RECENT DEVELOPMENTS
Acquisition of Specialty
      We have entered into a purchase and sale agreement for the acquisition of all of the outstanding capital stock of Specialty, which, for the twelve months ended September 30, 2005, had aggregate revenues of $28.6 million and income from operations of $15.6 million. We expect the purchase price will be $96.0 million. The purchase and sale agreement contains customary representations, warranties, covenants and conditions to closing. Among other things, our obligations under the agreement are subject to our obtaining on terms and conditions satisfactory to us all of the financing we need in order to consummate the acquisition. The purchase and sale agreement provides that if we are unable to obtain the necessary financing by January 31, 2006, we must pay to the seller a cash break-up fee equal to $1.5 million.
      Specialty has been in the rental tools business for over 25 years, providing oil and natural gas operators and oilfield services companies with rental equipment. Specialty has endeavored over the years to keep pace with the ever-changing equipment used in drilling, completion and workover operations. Specialty rents drill pipe, heavy weight spiral drill pipe, tubing work strings, blow-out preventers, choke manifold, and various valves and handling tools for oil and natural gas drilling. Employees ship, sell, receive and repair Specialty’s equipment 24 hours a day, 365 days a year. Specialty serves many of the major oil companies, as well as independents. The acquisition of Specialty would give us a broader scope of rental tools to offer our existing customer base, which we believe will allow us to better compete in deep water drilling operations in the area of premium rental drill pipe and handling equipment. We also expect that the acquisition of Specialty will add new customer relationships and enhance our relationships with key existing customers.
      In connection with our acquisition of Specialty, we also expect to have access to 25 acres of land in Broussard, Louisiana, a key operating location that provides immediate access to the offshore market in the Gulf of Mexico and from which we believe we can grow all of our existing operating segments. Since less than half of the total acreage is currently being utilized, we expect to centralize our rental tools operations on this property, which we believe will provide significant cost savings. In addition to the land, the acquisition of Specialty also includes an inspection and repair facility, from which we expect to gain additional cost savings. Inspection and repair activities, which are paid for by customers, have been historically outsourced to a third-party.
      Specialty rents equipment to customers both onshore and offshore (including deep water applications) in the Gulf Coast region. Its principal executive offices are located in Broussard, Louisiana. Specialty has approximately 50 employees.
      Assuming that we are successful in consummating the acquisition of Specialty, for the nine months ended September 30, 2005, we anticipate that our rental tools segment would have constituted approximately 55.0% of our Adjusted EBITDA on a pro forma basis after giving effect to the acquisitions.
New Senior Secured Credit Facility

General
      We expect to amend and restate our existing credit agreement (which we signed in July 2005), resulting in a new four-year $25.0 million senior secured revolving credit facility with a syndicate of lenders led by Royal Bank of Canada, as administrative agent and collateral agent. We anticipate that our borrowing capacity under this new facility will be available to finance working capital requirements and other general corporate purposes, including permitted acquisitions (as defined in the new credit agreement) and the issuance of standby letters of credit. Although the agreements that will govern this facility have not been finalized and executed, we currently anticipate that the terms of this facility will be as described below.
      Borrowings under the new credit agreement will mature four years from the date of the closing of the new facility. The new credit agreement will require us to repay the facility prior to maturity by an amount equal to (i) 100% of the net cash proceeds of certain asset sales (other than inventory and obsolete equipment in the ordinary course of business) by us or our subsidiaries (including sales of stock of our subsidiaries) and 100% of insurance proceeds, to the extent such proceeds exceed a cumulative basket equal to 5% of our consolidated assets (as determined in accordance with the new credit agreement), subject to a 180-day reinvestment period, (ii) 100% of the net cash proceeds from the issuance of any unsecured debt after the closing date of the facility (subject to permitted exceptions), and (iii) 100% of the net cash proceeds from the issuance of our equity securities after such closing date (subject to permitted exceptions). We anticipate that amounts under the facility may be repaid and reborrowed prior to the final maturity date. As of September 30, 2005, after giving effect to the financing of the Specialty acquisition, the application of the proceeds therefrom, and the closing of our new credit agreement, as if each such transaction had occurred on that date, we would have had approximately $24.4 million of unused availability under our new credit facility.
      All borrowings under our new facility will be subject to the satisfaction of usual and customary conditions, including the accuracy of representations and warranties and the absence of defaults.

Guarantees and Security
      All of our existing and future direct and indirect subsidiaries will be required to guarantee our obligations under the new credit agreement. Borrowings under the credit facility and any related guarantees are secured by a first priority lien on (i) all of our and our subsidiaries’ fixed assets and (ii) all of our and our subsidiaries’ accounts receivable, inventory, equipment, general intangibles, deposit accounts and other material assets and properties, including stock and other equity interests.

Interest and Fees
      The interest under the new credit agreement will be payable at rates per annum based on the London Interbank Offered Rate, or LIBOR, or an alternate base rate, or ABR. Under the new credit agreement, ABR loans may be prepaid at any time without penalty. LIBOR loans may be prepaid without penalty, subject to our reimbursement of certain breakage and redeployment costs.

Covenants and Events of Default
      The new credit agreement will contain covenants customary for agreements of this type, including, but not limited to, limitations on our ability to: (i) incur additional indebtedness and guarantees, (ii) create liens and other encumbrances on our assets, (iii) consolidate, merge or sell assets, (iv) pay dividends and other distributions or repurchase stock, (v) make certain investments, loans and advances, (vi) make capital expenditures, (vii) enter into operating leases and sale/leaseback transactions, (viii) enter into transactions with our affiliates, (ix) change the character of our business, (x) engage in hedging activities unless certain requirements are satisfied and (xi) prepay other debt. Also, we will be required to comply with certain financial tests and maintain certain financial ratios. These financial tests and ratios will include requirements to maintain: (i) a maximum ratio of total funded debt to EBITDA, (ii) a maximum ratio of senior secured debt to EBITDA, (iii) a minimum ratio of EBITDA to interest expense, (iv) a minimum tangible net worth, (v) a minimum current ratio and (vi) a minimum fixed asset coverage ratio.
      We also expect the new credit agreement to include customary representations, warranties and events of default, including events of default relating to non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, the termination of or default under any material agreement, the result of which could reasonably be expected to have a material adverse effect, material and uncured judgments, bankruptcy and insolvency events, cross-defaults and a default in the event of a change of control. An event of default under the credit agreement will permit the lenders to accelerate the maturity of the indebtedness under the facility, and may result in one or more cross-defaults under other indebtedness.

Letters of Credit
      Of the aggregate $25.0 million of capacity under the new credit agreement, $5.0 million will be available for the issuance of standby letters of credit.
SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
       The following summary historical consolidated financial information for each of the years in the three-year period ended December 31, 2004 has been derived from our audited consolidated financial statements. The following summary historical consolidated financial information for the nine months ended September 30, 2005 and 2004 has been derived from our unaudited consolidated financial statements and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The summary pro forma as adjusted consolidated statement of operations and other information for the year ended December 31, 2004 gives effect to our acquisitions of Capcoil Tubing Services, Inc., Delta Rental Service, Inc., Downhole Injection Systems, LLC (formerly known as Downhole Injection Services, LLC), Diamond Air Drilling Services, Inc., Marquis Bit Co., LLC, the minority interest of M-I LLC in AirComp LLC, W. T. Enterprises, Inc. and Specialty as if the acquisitions were consummated on January 1, 2004, and is adjusted to give effect to the financing of the Specialty acquisition as if consummated on January 1, 2004. The summary pro forma as adjusted consolidated statement of operations and other information for the nine months ended September 30, 2005 gives effect to our acquisitions of Capcoil Tubing Services, Inc., Delta Rental Service, Inc., the minority interest of M-I LLC in AirComp LLC, W. T. Enterprises, Inc. and Specialty as if the acquisitions were consummated on January 1, 2005, and is adjusted to give effect to the financing of the Specialty acquisition as if consummated on January 1, 2005. The summary pro forma as adjusted consolidated balance sheet information gives effect to our acquisitions of Capcoil Tubing Services, Inc., Delta Rental Service, Inc., the minority interest of M-I LLC in AirComp LLC, W. T. Enterprises, Inc. and Specialty as if the acquisitions were consummated on September 30, 2005, and is adjusted to give effect to the financing of the Specialty acquisition as if consummated on September 30, 2005. The pro forma as adjusted unaudited information for the twelve months ended September 30, 2005 was derived from our audited and unaudited historical financial statements and the audited and unaudited historical financial statements of our recently acquired companies and of Specialty, and is adjusted to give effect to the financing of the Specialty acquisition as if consummated on October 1, 2004. However, the pro forma information presented below does not give effect to our immaterial acquisition of Target Energy, Inc., which was acquired effective August 1, 2005, and our acquisition of certain casing and tubing assets from Patterson Services, Inc. on September 1, 2005. Our historical consolidated financial statements have been restated for the period from July 1, 2003 through March 31, 2005. Results for interim periods may not be indicative of results for full fiscal years.

	Historical										Pro Forma As Adjusted

							Nine Months								Twelve
							Ended						Nine Months		Months
	Year Ended December 31,						September 30,				Year Ended		Ended		Ended
											December 31,		September 30,		September 30,
	2002		2003		2004		2004		2005		2004		2005		2005

							(unaudited)				(unaudited)		(unaudited)		(unaudited)
	(in thousands, except ratios)
Statement of Operations Data:
Revenues	$17,990		$32,724		$47,726		$32,989		$71,830		$90,097		$100,335		$124,895
Cost of revenues	14,640		24,029		35,300		24,191		51,153		61,930		63,865		81,233

Gross profit	3,350		8,695		12,426		8,798		20,677		28,167		36,470		43,662
Income (loss) from operations	(1,072)		2,625		4,227		3,417		8,685		11,028		19,115		21,319
Interest expense	(2,256)		(2,467)		(2,808)		(1,643)		(2,194)		(13,905)		(10,429)		(13,905)
Net income (loss)	(3,969)		2,927		888		1,400		4,629		(3,072)		7,372		5,977
Preferred stock dividend	(321)		(656)		(124)		(124)		—		(124)		—		—

Net income (loss) attributed to common stockholders	$(4,290)		$2,271		$764		$1,276		$4,629		$(3,196)		$7,372		$5,977

Other Financial Data:
EBITDA(1)(3)	$1,089		$8,697		$7,756		$5,789		$12,000		$26,293		$31,088		$37,315
Adjusted EBITDA(2)(3)	1,509		5,561		7,805		5,813		13,354		26,010		31,846		38,075
Capital expenditures	518		5,354		4,603		2,120		9,585		N/A		N/A		N/A
Ratio of earnings to fixed charges(4)	(0.5	)x	2.1	x	1.4	x	1.8	x	3.0	x	0.8	x	1.7	x	1.4	x
Ratio of net debt to Adjusted EBITDA(5)															4.0	x
Ratio of Adjusted EBITDA to interest expense(6)															2.7	x

	As of September 30, 2005

		Pro Forma
	Actual	As Adjusted

	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,909	$4,736
Total assets	129,562	231,470
Long-term debt (including current portion)	56,127	156,278
Stockholders’ equity	57,376	57,376

(1)	“EBITDA” is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation and amortization.

(2)	“Adjusted EBITDA” is a non-GAAP financial measure that we define as EBITDA as adjusted to exclude gain on asset sales and litigation settlements, minority interest and other income and expense.

(3)	“EBITDA” and “Adjusted EBITDA,” as used and defined by us, may not be comparable to similarly titled measures employed by other companies and are not a measure of performance calculated in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because:

•	these measures are widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired among other factors;

•	these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and

•	these measures are used by our management for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

There are significant limitations to using EBITDA and Adjusted EBITDA as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies. The following table reconciles our net income, the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

	Historical					Pro Forma As Adjusted

							Nine	Twelve
				Nine Months Ended		Year	Months	Months
	Year Ended December 31,			September 30,		Ended	Ended	Ended
						December 31,	September 30,	September 30,
	2002	2003	2004	2004	2005	2004	2005	2005

				(unaudited)		(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Net income (loss)	$(3,969)	$2,927	$888	$1,400	$4,629	$(3,072)	$7,372	$5,977
Interest expense, net	2,207	2,464	2,776	1,634	2,143	13,869	10,426	13,868
Income taxes	270	370	514	359	559	514	559	714
Depreciation and amortization	2,581	2,936	3,578	2,396	4,669	14,982	12,731	16,756

EBITDA	1,089	8,697	7,756	5,789	12,000	26,293	31,088	37,315
Gain on sale of minority interest and litigation	—	(3,467)	—	—	—	—	—	—
Debt retirement	—	—	—	—	1,087	—	1,087	1,087
Minority interest and other expense	420	331	49	24	267	(283)	(329)	(327)

Adjusted EBITDA	$1,509	$5,561	$7,805	$5,813	$13,354	$26,010	$31,846	$38,075

(4)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before income taxes, extraordinary items, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized), amortization of debt expenses and discount or premium relating to any indebtedness and dividends on preferred stock. For the year ended December 31, 2002 and the pro forma as adjusted year ended

December 31, 2004, earnings were inadequate to cover fixed charges due to a deficiency of approximately $3.7 million and $2.6 million, respectively.

(5)	For purposes of determining the ratio of net debt to adjusted EBITDA, we have calculated total debt, less cash and cash equivalents, on a pro forma basis giving effect to the acquisition of Specialty and the related financing as if such transactions had been consummated on January 1, 2004.

(6)	For purposes of determining the ratio of adjusted EBITDA to interest expense we have calculated interest expense on a pro forma basis giving effect to the acquisition of Specialty and the related financing as if such transactions had been consummated on January 1, 2004.

RISK FACTORS
       You should carefully consider the following risks, along with the information provided elsewhere in this report.
Risks Associated with Our Company

Difficulties in integrating acquired businesses may result in reduced revenues and income.
      We may not be able to successfully integrate the businesses of our operating subsidiaries or any business we may acquire in the future. The integration of the businesses will be complex and time consuming, will place a significant strain on management, and may disrupt our businesses. We may be adversely impacted by unknown liabilities of acquired businesses. We may encounter substantial difficulties, costs and delays involved in integrating common accounting, information and communication systems, operating procedures, internal controls and human resources practices, including incompatibility of business cultures and the loss of key employees and customers. These difficulties may reduce our ability to gain customers or retain existing customers, and may increase operating expenses, resulting in reduced revenues and income and a failure to realize the anticipated benefits of acquisitions.
      In particular, our expected acquisition of Specialty will be our largest acquisition to date and may pose greater integration risks than our previous acquisitions. Furthermore, by acquiring Specialty with cash from the proceeds of a related debt financing, we will depend on its continued performance as a source of cash flow to service our debt obligations.
      We have made numerous acquisitions during the past five years. As a result of these transactions, our past performance is not indicative of future performance.

Failure to maintain effective disclosure controls and procedures and/or internal controls over financial reporting could have a material adverse effect on our operations.
      As previously disclosed, we understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. In addition, we understated basic earnings per share due to an incorrect calculation of our weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, we have restated our financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of Statement of Financial Accounting Standards, or SFAS, No. 128, Earnings Per Share. Management has concluded that the need to restate our financial statements resulted, in part, from the lack of sufficient experienced accounting personnel, which in turn resulted in a lack of effective control over the financial reporting process. As a result of this deficiency, management concluded that, as of the end of periods covered by the restatements and as of September 30, 2005, our disclosure controls and procedures were not effective to enable us to record, process, summarize and report information required to be included in our SEC filings within the required time periods, and to ensure that such information is accumulated and reported to our management, including our chief executive officer and chief financial accounting officer, to allow timely decisions regarding required disclosure.

      We have implemented a number of actions that we believe address the deficiencies in our financial reporting process and will improve our disclosure controls and procedures and our internal controls over financial reporting. However, we cannot yet assert that the remediation is or will be effective as we have not yet had sufficient time to test the newly implemented actions. We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We have also retained the services of an independent consultant to assist us with the documenting and testing process. During the course of our testing we may identify deficiencies and/ or one or more material weaknesses in our internal controls over financial reporting, which we may not be able to remediate in time to meet the deadline imposed by SEC rules under the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our disclosure controls and procedures and/or our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude that we have effective disclosure controls and procedures and/or effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If we are not successful in improving our financial reporting process, our disclosure controls and procedures and/or our internal controls over financial reporting or if we identify deficiencies and/ or one or more material weaknesses in our internal controls over financial reporting, our independent registered public accounting firm may be unable to attest that our management’s assessment of our internal controls over financial reporting is fairly stated, or they may be unable to express an opinion on our management’s evaluation of, or on the effectiveness of, our internal controls. If it is determined that our disclosure controls and procedures and/ or our internal controls over financial reporting are not effective, we may not be able to provide reliable financial and other reports or prevent fraud, which, in turn, could harm our business and operating results, cause investors to lose confidence in the accuracy and completeness of our financial reports and/ or adversely affect our ability to meet our obligations under our debt instruments, including our timely filing of periodic reports with the SEC. Any default under any of our debt instruments could lead to an acceleration of amounts owed thereunder. If an acceleration were to occur, we cannot assure you that we would have sufficient funds to repay such amounts.

The loss of key executives would adversely affect our ability to effectively finance and manage our business, acquire new businesses, and obtain and retain customers.
      We are dependent upon the efforts and skills of our executives to finance and manage our business, identify and consummate additional acquisitions and obtain and retain customers. These executives include:

•	Chief Executive Officer and Chairman Munawar H. Hidayatallah; and

•	President and Chief Operating Officer David Wilde.
      In addition, our development and expansion will require additional experienced management and operations personnel. No assurance can be given that we will be able to identify and retain these employees. The loss of the services of one or more of our key executives could increase our exposure to the other risks described in this “Risk Factors” section. We do not maintain key man insurance on any of our personnel.

Historically, we have been dependent on a few customers operating in a single industry, the loss of one or more of which could adversely affect our financial condition and results of operations.
      Our customers are engaged in the oil and natural gas drilling business in the United States, Mexico and elsewhere. Historically, we have been dependent upon a few customers for a significant portion of our revenue. In 2004, Matyep and Burlington Resources represented 10.8% and 10.1% respectively, of our revenues. In 2003, Matyep, Burlington Resources and El Paso Corporation represented 10.2%, 11.1% and 14.1%, respectively, of our revenues. This concentration of customers may increase our overall exposure to credit risk, and customers will likely be similarly affected by changes in economic and industry conditions. Our financial condition and results of operations will be materially adversely affected if one or more of our significant customers fails to pay us or ceases to contract with us for our services on terms that are favorable to us or at all.

Our international operations may expose us to political and other uncertainties, including risks of:

•	terrorist acts, war and civil disturbances;

•	changes in laws or policies regarding the award of contracts; and

•	the inability to collect or repatriate income or capital.
      Part of our strategy is to prudently and opportunistically acquire businesses and assets that complement our existing products and services, and to expand our geographic footprint. If we make acquisitions in other countries, we may increase our exposure to the risks discussed above.

Environmental liabilities could result in substantial losses.
      Since our reorganization under the U.S. federal bankruptcy laws in 1988, a number of parties, including the Environmental Protection Agency, have asserted that we are responsible for the cleanup of hazardous waste sites with respect to our pre-bankruptcy activities. We believe that such claims are barred by applicable bankruptcy law, and we have not experienced any material expense in relation to any such claims. However, if we do not prevail with respect to these claims in the future, or if additional environmental claims are asserted against us relating to our current or future activities in the oil and natural gas industry, we could become subject to material environmental liabilities which could have a material adverse effect on our financial condition and results of operation.

Products liability claims relating to discontinued operations could result in substantial losses.
      Since our reorganization under the U.S. federal bankruptcy laws in 1988, we have been regularly named in products liability lawsuits primarily resulting from the manufacture of products containing asbestos. In connection with our bankruptcy, a special products liability trust was established to address products liability claims. We believe that claims against us are barred by applicable bankruptcy law, and that the products liability trust will continue to be responsible for products liability claims. Since 1988, no court has ruled that we are responsible for products liability claims. However, if we are held responsible for product liability claims, we could suffer substantial losses which could have a material adverse effect on our financial condition and results of operation. We have not manufactured products containing asbestos since our reorganization in 1988.

We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition and results of operations.
      Our products and services are used for the exploration and production of oil and natural gas. These operations are subject to inherent hazards that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Litigation arising from an accident at a location where our products or services are used or provided may cause us to be named as a defendant in lawsuits asserting potentially large claims. We maintain customary insurance to protect our business against these potential losses. However, we could become subject to material uninsured liabilities which could have a material adverse effect on our financial condition and results of operation.
Risks Associated with Our Industry

Cyclical declines in oil and natural gas prices may result in reduced use of our services, affecting our business, financial condition and results of operation and our ability to meet our capital expenditure obligations and financial commitments.
      The oil and natural gas exploration and drilling business is highly cyclical. Generally, as oil and natural gas prices decrease, exploration and drilling activity declines as marginally profitable projects become uneconomic and are either delayed or eliminated. Declines in the number of operating drilling rigs result in reduced use of and prices for our services. Accordingly, when oil and natural gas prices are relatively low, our revenues and income will suffer. Oil and natural gas prices depend on many factors beyond our control, including the following:

•	economic conditions in the United States and elsewhere;

•	changes in global supply and demand for oil and natural gas;

•	the level of production of the Organization of Petroleum Exporting Countries, commonly called OPEC;

•	the level of production of non-OPEC countries;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, in or affecting other oil and natural gas producing activities;

•	the level of global oil and natural gas inventories; and

•	advances in exploration, development and production technologies.
      Depending on the market prices of oil and natural gas, companies exploring for oil and natural gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Our contracts are generally short-term, and oil and natural gas companies tend to respond quickly to upward or downward changes in prices. Any reduction in the demand for drilling services may materially erode both pricing and utilization rates for our services and adversely affect our financial results. As a result, we may suffer losses, be unable to make necessary capital expenditures and be unable to meet our financial obligations.

Our industry is highly competitive, with intense price competition.
      The markets in which we operate are highly competitive. Contracts are traditionally awarded on a competitive bid basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment has intensified as recent mergers among oil and natural gas companies have reduced the number of available customers. Many other oilfield service companies are larger than we are and have greater resources than we have. These competitors are better able to withstand industry downturns, compete on the basis of price and acquire new equipment and technologies, all of which could affect our revenues and profitability. These competitors compete with us both for customers and for acquisitions of other businesses. This competition may cause our business to suffer. We believe that competition for contracts will continue to be intense in the foreseeable future.

We may experience increased labor costs or the unavailability of skilled workers and the failure to retain key personnel could hurt our operations.
      Companies in our industry, including us, are dependent upon the available labor pool of skilled employees. We compete with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide our customers with the highest quality service. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require us to enhance our wage and benefits packages. There can be no assurance that labor costs will not increase. Any increase in our operating costs could cause our business to suffer.

Severe weather could have a material adverse impact on our business.
      Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to equipment resulting in suspension of operations;

•	weather-related damage to our facilities;

•	inability to deliver materials to job sites in accordance with contract schedules; and

•	loss of productivity.
      In addition, oil and natural gas operations of our customers located offshore and onshore in the Gulf of Mexico and in Mexico may be adversely affected by hurricanes and tropical storms, resulting in reduced demand for our services. Further, our customers’ operations in the Mid-Continent and Rocky Mountain regions of the United States are also adversely affected by seasonal weather conditions. This limits our access to these job sites and our ability to service wells in these areas. These constraints decrease drilling activity and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

Our business may be affected by terrorist activity and by security measures taken in response to terrorism.
      We may experience loss of business or delays or defaults in payments from payers that have been affected by actual or potential terrorist activities. Some oil and natural gas drilling companies have implemented security measures in response to potential terrorist activities, including access restrictions, that could adversely affect our ability to market our services to new and existing customers and could increase our costs. Terrorist activities and potential terrorist activities and any resulting economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

Risks Associated with Our Indebtedness

We are a holding company, and as a result we are dependent on dividends from our subsidiaries to meet our obligations.
      We are a holding company and do not conduct any business operations of our own. Our principal assets are the equity interests we own in our operating subsidiaries, either directly or indirectly. As a result, we are dependent upon cash dividends, distributions or other transfers we receive from our subsidiaries in order to make dividend payments to our stockholders, to repay any debt we may incur, and to meet our other obligations. The ability of our subsidiaries to pay dividends and make payments to us will depend on their operating results and may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of those subsidiaries, as well as by the terms of our indebtedness. For example, some state corporate laws prohibit the payment of dividends by any subsidiary unless the subsidiary has a capital surplus or net profits in the current or immediately preceding fiscal year. Payments or distributions from our subsidiaries also could be subject to restrictions on dividends or repatriation of earnings under applicable local law, and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any subsidiary upon its bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of the assets of any subsidiary, will be junior to the claims of that subsidiary’s creditors, including trade creditors.

We have a substantial amount of debt which could adversely affect our financial health.
      Our substantial debt could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our debt;

•	increase our vulnerability to general adverse economic and industry conditions, including declines in oil and natural gas prices and declines in drilling activities;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, mergers and other general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make us more vulnerable to increases in interest rates;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	have a material adverse effect on us if we fail to comply with the covenants in the instruments governing our debt.

      In addition, we may incur substantial additional debt in the future. If new debt is added to our current debt levels, these related risks could increase.
      We may not maintain sufficient revenues to sustain profitability or to meet our capital expenditure requirements and our financial obligations. Also, we may not be able to generate a sufficient amount of cash flow to meet our debt service obligations.
      Our ability to make scheduled payments or to refinance our obligations with respect to our debt will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business, and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you that the terms of any such transaction would be satisfactory to us or if or how soon any such transaction could be completed.

If we fail to obtain additional financing, we may be unable to refinance our existing debt, expand our current operations or acquire new businesses, which could result in a failure to grow or result in defaults in our debt obligations.
      In order to refinance indebtedness, expand existing operations and acquire additional businesses, we will require substantial amounts of capital. There can be no assurance that financing, whether from equity or debt financings or other sources, will be available or, if available, will be on terms satisfactory to us. If we are unable to obtain such financing, we will be unable to acquire additional businesses and may be unable to meet our debt obligations.

Our debt instruments will impose restrictions on us that may limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations.
      Our debt instruments contain various restrictive covenants that limit management’s discretion in operating our business. In particular, these covenants will limit our ability to, among other things:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase or redeem or retire capital stock;

•	sell assets, including capital stock of our subsidiaries;

•	restrict dividends or other payments by subsidiaries;

•	create liens;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.
      We will also be required to maintain specified financial ratios and satisfy certain financial tests. Our ability to maintain or meet such financial ratios and tests may be affected by events beyond our control, including changes in general economic and business conditions, and we cannot assure you that we will maintain or meet such ratios and tests or that our lenders will waive any failure to meet such ratios or tests.
      These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, to pursue our business strategies and otherwise to conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and we cannot assure you that we will be able to comply. A breach of these covenants could result in a default under our debt instruments. If there were an event of default under our debt instruments, the affected creditors could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay indebtedness under our secured credit agreement when it becomes due, the lenders under the credit agreement could proceed against the assets which we have pledged to them as security. Our assets and cash flow might not be sufficient to repay our outstanding debt in the event of a default.

UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED
FINANCIAL INFORMATION
Introduction
      The following are our unaudited pro forma as adjusted financial statements as of September 30, 2005, for the year ended December 31, 2004, the nine months ended September 30, 2005 and the twelve months ended September 30, 2005 as adjusted for the financing of the Specialty acquisition.
      Our unaudited pro forma as adjusted balance sheet reflects the acquisition of Specialty for $96.0 million in cash as if such transaction occurred on September 30, 2005 as adjusted for the financing of such acquisition.
      Our unaudited pro forma as adjusted condensed consolidated statement of operations for the year ended December 31, 2004 reflects the following transactions as if such transactions occurred on January 1, 2004 as adjusted for the financing of the Specialty acquisition:

•	The acquisitions of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, which closed on November 10, 2004, for $4.6 million in cash and the assumption of $450,000 in accrued liabilities. Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC manufacture hammer bits and provide air hammer and hammer bits and related services required to drill and complete oil and natural gas wells.

•	The acquisition of Downhole Injection Systems, LLC (formerly known as Downhole Injection Services, LLC), which closed on December 10, 2004, for $1.1 million in cash and $2.2 million in shares of our common stock along with the assumption of $1.0 million of liabilities. Downhole Injection Systems, LLC provides solutions to downhole chemical treating problems through the installation of small diameter, stainless steel coiled tubing into producing oil and natural gas wells.

•	The acquisition of Delta Rental Service, Inc., which closed on April 1, 2005, for $4.6 million in cash, $1.0 million in shares of our common stock and two promissory notes totaling $350,000. Delta Rental Service, Inc. rents specialty items to the oil and natural gas industry such as heavy weight spiral drill pipe, spacer spools and assorted handling tools.

•	The acquisition of Capcoil Tubing Services, Inc., which closed on May 2, 2005, for $2.7 million in cash, $0.8 million in shares of our common stock and the assumption of $1.3 million in debt offset by working capital of $0.9 million. Capcoil Tubing Services, Inc. is engaged in the sale, installation and service of small diameter capillary tubing and larger diameter coil tubing for servicing producing oil and natural gas wells.

•	The acquisition of the assets of W. T. Enterprises, Inc., which closed on July 11, 2005, for $6.0 million in cash. The assets acquired included air compressors, boosters, mist pumps, rolling stock and other equipment complementary to the services and equipment provided by AirComp LLC.

•	The acquisition of the minority interest in AirComp LLC from M-I LLC and a subordinated note in the principal amount of $4.8 million on July 11, 2005 for $7.1 million in cash and a new $4.0 million subordinated note.

•	The acquisition of Specialty for $96.0 million in cash.

•	The incurrence of $150.0 million of indebtedness in connection with the financing of the acquisition of Specialty and the repayment of some of our existing indebtedness.

      Our unaudited pro forma as adjusted condensed consolidated statement of operations for the nine months ended September 30, 2005 reflects the following transactions as if such transactions occurred on January 1, 2005 as adjusted for the financing of the acquisition of Specialty:

•	The acquisition of Delta Rental Service, Inc., which closed on April 1, 2005, for $4.6 million in cash, $1.0 million in shares of our common stock and two promissory notes totaling $350,000.

•	The acquisition of Capcoil Tubing Services, Inc., which closed on May 2, 2005, for $2.7 million in cash, $0.8 million in shares of our common stock and the assumption of $1.3 million in debt offset by working capital of $0.9 million.

•	The acquisition of the assets of W. T. Enterprises, Inc., which closed on July 11, 2005, for $6.0 million in cash.

•	The acquisition of the minority interest in AirComp LLC from M-I LLC and a subordinated note in the principal amount of $4.8 million on July 11, 2005 for $7.1 million in cash and a new $4.0 million subordinated note.

•	The acquisition of Specialty for $96.0 million in cash.

•	The incurrence of $150.0 million of indebtedness in connection with the financing of the acquisition of Specialty and the repayment of some of our existing indebtedness.
      Our unaudited pro forma as adjusted condensed consolidated statement of operations for the twelve months ended September 30, 2005 was derived from our audited and unaudited historical financial statements and the audited and unaudited historical financial statements of our recently acquired companies and of Specialty as adjusted for the financing of the acquisition of Specialty.
      However, the pro forma information presented below does not give effect to our immaterial acquisition of Target Energy, Inc., which was acquired effective August 1, 2005, and our acquisition of certain casing and tubing assets from Patterson Services, Inc. on September 1, 2005.
      Adjustments for the above listed transactions on an individual basis are presented in the notes to the unaudited pro forma as adjusted financial statements.
      Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The unaudited pro forma as adjusted financial statements and accompanying notes should be read in conjunction with our previously disclosed historical financial statements and related notes thereto. The unaudited pro forma as adjusted consolidated condensed financial statements do not purport to be indicative of the results of operations or financial position that actually would have been achieved if the transactions had been consummated on the dates indicated, nor do they project our results of operations or financial position for any future period or date.

UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED BALANCE SHEET

	As of September 30, 2005

	Allis-Chalmers	Specialty	Pro Forma		Pro Forma
	Historical	Historical	Adjustments(1)		As Adjusted

	(in thousands)
ASSETS
Cash and cash equivalents	$3,909	$15,817	$(14,990	)AA	$4,736
Trade receivables, net	23,777	8,602	—		32,379
Inventories	5,217	348	—		5,565
Prepaids and other	1,014	243	—		1,257

Total current assets	33,917	25,010	(14,990)		43,937
Property and equipment, net	75,516	16,242	70,646	AB	162,404
Goodwill	12,042	—	—		12,042
Other intangibles, net	7,264	—	—		7,264
Debt issuance costs, net	783	—	5,000	AC	5,783
Other assets	40	—	—		40

Total assets	$129,562	$41,252	$60,656		$231,470

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$4,636	$3,051	$(5,911	)AA	$1,776
Trade accounts payable	8,703	1,605	—		10,308
Accrued employee benefits	701	—	—		701
Accrued interest	462	—	—		462
Accrued expenses	4,688	152	—		4,840
Accounts payable, related parties	78				78

Total current liabilities	19,268	4,808	(5,911)		18,165
Accrued postretirement benefit obligations	335	—	—		335
Long-term debt, net of current maturities	51,491	1,090	101,921	AD	154,502
Deferred income taxes	750	—	—		750
Other long-term liabilities	342	—	—		342

Total liabilities	72,186	5,898	96,010		174,094
STOCKHOLDERS’ EQUITY
Common stock	165	156	(156	)AE	165
Capital in excess of par value	57,940	—	—		57,940
Treasury stock, at cost	—	(736)	736	AE	—
Accumulated earnings (deficit)	(729)	35,934	(35,934	)AE	(729)

Total stockholders’ equity	57,376	35,354	(35,354)		57,376

Total liabilities and stockholders’ equity	$129,562	$41,252	$60,656		$231,470

(1)	Reflects adjustments for the Specialty acquisition and the related financing.

UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED
STATEMENT OF OPERATIONS

	Year Ended December 31, 2004

	Allis-Chalmers	Specialty	Other Acquisitions(1)	Pro Forma		Pro Forma
	Historical	Historical	Historical	Adjustments(2)		As Adjusted

	(in thousands, except per share amounts)
Revenues	$47,726	$19,109	$23,262	$—		$90,097
Cost of revenues	35,300	5,153	15,431	6,046	A	61,930

Gross profit	12,426	13,956	7,831	(6,046)		28,167
General and administrative expense	8,199	5,219	4,524	(803	)B	17,139

Income (loss) from operations	4,227	8,737	3,307	(5,243)		11,028
Other income
Interest income	32	46	4	(46	)C	36
Interest expense	(2,808)	(12)	(300)	(10,785	)D	(13,905)
Other	272	(77)	88	—		283

Income (loss) before taxes	1,723	8,694	3,099	(16,074)		(2,558)
Minority interest	(321)	—	—	321	E	—
Taxes	(514)	—	(378)	378	F	(514)

Net income (loss)	888	8,694	2,721	(15,375)		(3,072)
Preferred stock dividend	(124)	—	—	—		(124)

Net income (loss) attributed to common shares	$764	$8,694	$2,721	$(15,375)		$(3,196)

Pro forma net income (loss) per common share
Basic	$0.10					$(0.37)

Diluted	$0.09					$(0.37)

Weighted average shares outstanding
Basic	7,930			679	G	8,609
Diluted	9,510			679	G	8,609
Other financial data:
EBITDA	$7,756	$11,095	$4,716	$2,726		$26,293
Adjusted EBITDA	7,805	11,172	4,628	2,405		26,010
Capital expenditures	4,603

(1)	Acquisitions of Capcoil Tubing Services, Inc., Delta Rental Service, Inc., Diamond Air Drilling Services, Inc., Downhole Injection Systems, LLC, Marquis Bit Co., LLC, the minority interest of M-I LLC in AirComp LLC and W. T. Enterprises, Inc.

(2)	Reflects adjustments for the acquisitions described in footnote (1) and the related financing.

UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED
STATEMENT OF OPERATIONS

	Nine Months Ended September 30, 2005

	Allis-Chalmers	Specialty	Other Acquisitions(1)	Pro Forma		Pro Forma
	Historical	Historical	Historical	Adjustments(2)		As Adjusted

	(in thousands, except per share amounts)
Revenues	$71,830	$23,466	$5,039	$—		$100,335
Cost of revenues	51,153	5,092	3,000	4,620	H	63,865

Gross profit	20,677	18,374	2,039	(4,620)		36,470
General and administrative expense	11,992	4,672	1,748	(1,057	)I	17,355

Income (loss) from operations	8,685	13,702	291	(3,563)		19,115
Other income
Interest income	—	76	3	(76	)C	3
Interest expense	(2,143)	(151)	(54)	(8,081	)D	(10,429)
Debt retirement	(1,087)	—	—	—		(1,087)
Other	221	(8)	116	—		329

Income (loss) before taxes	5,676	13,619	356	(11,720)		7,931
Minority interest	(488)	—	—	488	E	—
Taxes	(559)	—	(340)	340	F	(559)

Net income (loss)	4,629	13,619	16	(10,892)		7,372
Preferred stock dividend	—	—	—	—		—

Net income (loss) attributed to common shares	$4,629	$13,619	$16	$(10,892)		$7,372

Pro forma net income (loss) per common share
Basic	$0.33					$0.52

Diluted	$0.30					$0.47

Weighted average shares outstanding
Basic	14,197			117	J	14,314
Diluted	15,589			117	J	15,706
Other financial data:
EBITDA	$12,000	$16,235	$732	$2,121		$31,088
Adjusted EBITDA	13,354	16,243	616	1,633		31,846
Capital expenditures	9,585

(1)	Acquisitions of Capcoil Tubing Services, Inc., Delta Rental Service, Inc., the minority interest of M-I LLC in AirComp LLC and W. T. Enterprises, Inc.

(2)	Reflects adjustments for the acquisitions described in footnote (1) and the related financing.

UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED
STATEMENT OF OPERATIONS

	Twelve Months Ended September 30, 2005

	Allis-Chalmers	Specialty	Other Acquisitions(1)	Pro Forma		Pro Forma
	Historical	Historical	Historical	Adjustments(2)		As Adjusted

	(in thousands, except per share amounts)
Revenues	$86,567	$28,590	$9,738	$—		$124,895
Cost of revenues	62,262	6,955	6,012	6,004	B	81,233

Gross profit	24,305	21,635	3,726	(6,004)		43,662
General and administrative expense	14,810	6,012	2,576	(1,055	)K	22,343

Income (loss) from operations	9,495	15,623	1,150	(4,949)		21,319
Other income
Interest income	32	88	5	(88	)C	37
Interest expense	(3,317)	(154)	(140)	(10,294	)D	(13,905)
Debt retirement	(1,087)	—	—	—		(1,087)
Other	269	(94)	152	—		327

Income (loss) before taxes	5,392	15,463	1,167	(15,331)		6,691
Minority interest	(561)	—	—	561	E	—
Taxes	(714)	—	(533)	533	F	(714)

Net income (loss)	4,117	15,463	634	(14,237)		5,977
Preferred stock dividend	—	—	—	—		—

Net income (loss) attributed to common shares	$4,117	$15,463	$634	$(14,237)		$5,977

Pro forma net income (loss) per common share
Basic	$0.29					$0.42

Diluted	$0.26					$0.38

Weighted average shares outstanding
Basic	14,197			175	L	14,372
Diluted	15,589			175	L	15,764
Other financial data:
EBITDA	$13,967	$18,731	$1,929	$2,688		$37,315
Adjusted EBITDA	15,346	18,825	1,777	2,127		38,075
Capital expenditures	12,068

(1)	Acquisitions of Capcoil Tubing Services, Inc., Delta Rental Service, Inc., Diamond Air Drilling Services, Inc., Downhole Injection Systems, LLC, Marquis Bit Co., LLC, the minority interest of M-I LLC in AirComp LLC and W. T. Enterprises, Inc.

(2)	Reflects adjustments for the acquisitions described in footnote (1) above and the related financing.

ALLIS-CHALMERS ENERGY INC.
NOTES TO UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS
       The following pro forma adjustments have been made to the historical financial statements:

AA)	Reflects the usage of excess cash of Specialty to either pay existing debt or to reduce the amount of borrowing needed to complete the acquisition.

AB)	Reflects the step-up in the basis of the fixed assets as a result of the Specialty acquisition to the lower of fair market value or actual cost.

AC)	Fees and expenses related to the financing of the Specialty acquisition.

AD)	Reflects the financing of the Specialty acquisition and the repayment of our old credit facility.

AE)	Reflects the elimination of Specialty’s stockholders’ equity.

A)	Reflects the increase in depreciation expense as a result of the step-up in basis of fixed assets.

Also reflects the elimination of lease expense not assumed as part of the acquisition, net of additional depreciation expense of $249,000 due to the increase value of the assets acquired in the W. T. Enterprises purchase.

B)	Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisitions of Diamond, Downhole, Capcoil and W.T. Enterprises.

Reflects the elimination of year-end bonus paid to the employees of Delta.

Reflects the following changes in general and administrative cost that will result from the acquisition of Specialty:

• The elimination of director fees of $96,000,

• increased rent expense of $12,000 and

• the elimination of officer salary of $228,000.

C)	Reflects the elimination of interest income as the pro forma assumes excess cash was utilized to offset borrowings.

D)	Reflects the increased interest expense related to additional borrowings as a result of the financing of the Specialty acquisition.

E)	Reflects the elimination of the 45% minority interest position of M-I.

F)	Reflects the elimination of tax provisions of the Delta and W.T. Enterprises acquisitions as Allis-Chalmers has tax net operating losses to offset net income of the acquired entities.

G)	Reflects the issuance of shares of our common stock as part of the acquisition price for Delta and Capcoil. The pro forma treats the shares as having been issued at the stock price of $2.60 on January 1, 2004. The Delta and Capcoil acquisitions were comprised of $1.0 million in stock and $765,000 in stock, respectively.

H)	Reflects the increase in depreciation expense as a result of the step-up in basis of fixed assets. Reflects the elimination of lease expense not assumed as part of the W.T. Enterprises acquisition, net of additional depreciation expense of $187,000 due to the increased value of the assets acquired.

I)	Reflects the increase in amortization due to the increase in other intangible assets in connection with the Capcoil and W.T. Enterprises acquisitions.

Reflects the elimination of year end bonus paid to the employees of Delta.

Reflects the following general and administrative cost savings that will result from the acquisition of Specialty:

• The elimination of director fees of $64,000,

• decreased rent expense of $261,000 and

• the elimination of officer salary of $170,000.

J)	Reflects the issuance of shares of our common stock as part of the acquisition price of Delta and Capcoil. The pro forma treats the shares as having been issued at the stock price of $4.90 on January 1, 2005. The Delta and Capcoil acquisitions were comprised of $1.0 million in stock and $765,000 in stock, respectively. The adjustment related to the Delta and Capcoil acquisitions takes into account that the historical numbers for Allis-Chalmers include the issuance of the stock at the date of acquisition.

K)	Reflects the increase in amortization due to the increase in other intangible assets in connection with the Capcoil and W.T. Enterprises acquisitions.

Reflects the elimination of year-end bonus paid to the employees of Delta.

Reflects the following general and administrative cost savings that will result from the acquisition of Specialty:

• The elimination of director fees of $88,000,

• decreased rent expense of $258,000 and

• the elimination of officer salary of $228,000.

L)	Reflects the issuance of shares of our common stock as part of the acquisition price of Delta and Capcoil. The pro forma treats the shares as having been issued at the stock price of $4.94 on October 1, 2004. The Delta and Capcoil acquisitions were comprised of $1.0 million in stock and $765,000 in stock, respectively. The adjustment related to the Delta and Capcoil acquisitions takes into account that the historical numbers for Allis-Chalmers include the issuance of the stock at the date of acquisition.

BUSINESS
Our Company
      We provide services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, offshore in the Gulf of Mexico, and internationally in Mexico. We operate in five sectors of the oil and natural gas service industry: directional drilling services; casing and tubing services; compressed air drilling services; production services; and rental tools. Providing high-quality, technologically advanced services and equipment is central to our operating strategy. As a result of our commitment to customer service, we have developed strong relationships with many of the leading oil and natural gas companies, including both independents and majors.
      Our growth strategy is focused on identifying and pursuing opportunities in markets we believe are growing faster than the overall oilfield services industry and in which we believe we can capitalize on our competitive strengths. Over the past several years, we have significantly expanded the geographic scope of our operations and the range of services we provide through internal growth and strategic acquisitions. Our organic growth has primarily been achieved through expanding our geographic scope, acquiring complementary equipment, hiring personnel to service new regions and cross-selling our products and services from existing operating locations. Since 2001, we have completed 13 acquisitions, including six in 2005. We expect that our pending acquisition of Specialty will not only balance our revenue mix generated between rental tools and service operations and between onshore and offshore operations, but will also enhance the scope, capacity and customer base in our rental tools business.
Our History
      We were incorporated in 1913 under Delaware law. We reorganized in bankruptcy in 1988 and sold all of our major businesses. From 1988 to May 2001, we had only one operating company in the equipment repair business. In May 2001, under new management, we consummated a merger in which we acquired OilQuip Rentals, Inc. and its wholly-owned subsidiary, Mountain Compressed Air, Inc. In December 2001, we sold Houston Dynamic Services, Inc., our last pre-bankruptcy business. In February 2002, we acquired approximately 81% of the capital stock of Jens’ Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc. In July 2003, we entered into a limited liability company operating agreement with M-I LLC, a joint venture between Smith International and Schlumberger N.V., to form a Delaware limited liability company named AirComp LLC. Pursuant to this agreement, we owned 55% and M-I LLC owned 45% of AirComp LLC. In September 2004, we increased our ownership of Jens’ Oilfield Service, Inc. to 100%. In September 2004, we acquired 100% of the outstanding stock of Safco-Oil Field Products, Inc. In November 2004, AirComp LLC acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, collectively. In December 2004, we acquired Downhole Injection Systems, LLC (formerly known as Downhole Injection Services, LLC). In April 2005, we acquired Delta Rental Service, Inc., and, in May 2005, we acquired Capcoil Tubing Services, Inc. In July 2005, we acquired M-I LLC’s interest in AirComp LLC, and acquired the compressed air drilling assets of W. T. Enterprises, Inc. As a result of these transactions, our prior results for each of the casing and tubing sector, the directional drilling sector and the air drilling sector may not be indicative of current or future operations of those sectors. In January 2005, we changed our name from Allis-Chalmers Corporation to Allis-Chalmers Energy Inc.

Industry Overview
      We provide products and services primarily to domestic onshore and offshore oil and natural gas exploration and production companies. The main factor influencing demand for our products and services is the level of drilling activity by oil and natural gas companies, which, in turn, depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. According to the Energy Information Agency of the U.S. Department of Energy, or EIA, from 1990 to 2005, demand for oil and natural gas in the United States grew at an average annual rate of 1.5%, while supply decreased at an average annual rate of just over 2%. Current industry forecasts suggest an increasing demand for oil and natural gas coupled with a flat or declining production curve, which we believe should result in the continuation of historically high crude oil and natural gas commodity prices. The EIA forecasts that U.S. oil and natural gas consumption will increase at an average annual rate of 1.4% and 1.3% through 2025, respectively. Conversely, the EIA estimates that U.S. oil production will remain flat and natural gas production will increase at an average annual rate of 0.6%.
      We anticipate that oil and natural gas exploration and production companies will continue to increase capital spending for their exploration and drilling programs. In recent years, much of this expansion has focused on natural gas drilling activities. According to Baker Hughes rig count data, the average total rig count in the United States increased 49% from 918 in 2000 to 1,369 in November 2005, while the average natural gas rig count increased 64% from 720 in 2000 to 1,182 in November 2005. While the number of rigs drilling for natural gas has increased by approximately 200% since the beginning of 1996, natural gas production has only increased by approximately 1.5% over the same period of time. This is largely a function of increasing decline rates for natural gas wells in the United States. We believe that a continued increase in drilling activity will be required for the natural gas industry to help meet the expected increased demand for natural gas in the United States.
      We believe oil and natural gas producers are becoming increasingly focused on their core competencies in identifying reserves and reducing burdensome capital and maintenance costs. In addition, we believe our customers are currently consolidating their supplier base to streamline their purchasing operations and benefit from economies of scale. We also believe that certain operational trends in the industry are favoring smaller, integrated oilfield services and rental tool providers, like us, that can provide a range of products and services, while more easily adapting to changing customer demands. We also believe that:

•	producers are more heavily favoring integrated suppliers that can provide a broad, comprehensive offering of products and services in many geographic locations; in addition, many businesses in the highly fragmented oilfield services industry lack sufficient size, depth of management (many businesses are family-owned and managed) and sophisticated service and control capabilities;

•	consolidation among larger oilfield services providers has created an opportunity for us to compete effectively in markets that are underserved by these larger suppliers; and

•	based on technological advancements in drilling for oil and natural gas, producers are demanding higher quality service and equipment from their suppliers.
Competitive Strengths
      We believe the following competitive strengths will enable us to capitalize on future opportunities:
      Strategic position in high growth markets. We focus on markets we believe are growing faster than the overall oilfield services industry and in which we can capitalize on our competitive strengths. Pursuant to this strategy, we have become a leading provider of products and services in what we believe to be two of the fastest growing segments of the oilfield services industry: directional drilling and air drilling. We employ approximately 70 full-time directional drillers, and we believe our ability to attract and retain experienced drillers has made us a leader in the segment. We also believe we are one of the largest air drillers based on amount of air drilling equipment. In addition, we have significant operations in what we believe will be among the higher growth oil and natural gas producing regions within the United States and internationally, including the Barnett Shale in North Texas, onshore and offshore Louisiana, the Piceance Basin in Southern Colorado and all five oil and natural gas producing regions in Mexico.
      Strong relationships with diversified customer base. Our diverse customer base is characterized by strong relationships with many of the major and independent oil and natural gas producers and service companies throughout Texas, Louisiana, New Mexico, Colorado, Oklahoma, the Gulf of Mexico and Mexico. Our largest customers include Burlington Resources, BP, ChevronTexaco, Kerr-McGee, Dominion Resources, Remington Oil and Gas, Petrohawk Energy, Newfield Exploration, El Paso Corporation, Matyep and Anadarko Petroleum. Since 2002, we have broadened our customer base as a result of our technical expertise and reputation for quality customer service and by providing customers with technologically advanced equipment and highly skilled operating personnel.
      Successful execution of growth strategy. Over the past five years, we have grown both organically and through successful acquisitions of competing businesses. Since 2001, we have completed 13 acquisitions. In each case, we have improved the operating performance of the businesses we have acquired by increasing their asset utilization and operating efficiency. In addition, these acquisitions have expanded our geographic presence or customer base and, in turn, have enabled us to cross-sell various products and services through our existing operating locations.
      Experienced and dedicated management team. The members of our executive management team have extensive experience in the energy sector, and consequently have developed strong and longstanding relationships with many of the major and independent exploration and production companies. We believe that our management team has demonstrated its ability to grow our businesses organically, make strategic acquisitions and successfully integrate these acquired businesses into our operations.
Business Strategy
      We intend to continue to pursue the growth strategy that has allowed us to significantly increase our revenues and profitability over the last several years. The key elements of our growth strategy include:
      Expanding products and services provided in existing operating locations. Since the beginning of 2003, we have invested approximately $19.6 million in capital expenditures to grow our business organically by expanding our product and service offerings in existing operating locations. This strategy is consistent with our belief that oil and natural gas producers more heavily favor integrated suppliers that can provide a broad product and service offering in many geographic locations.
      Expanding geographically to provide greater access and service to key customer segments. During the last twelve months, we have opened new locations in Texas, New Mexico, Colorado, Oklahoma and Louisiana in order to enhance our proximity to customers and more efficiently serve their needs. We intend to continue to establish new locations in active oil and natural gas producing regions in the United States in order to increase the utilization of our equipment and personnel. We also intend to expand into international markets through strategic alliances similar to our casing and tubing operations in Mexico.
      Prudently pursuing strategic acquisitions. We seek to prudently and opportunistically acquire businesses and assets that will complement our existing products and services, expand our geographic footprint and market presence, and further diversify our customer base.

      Increasing utilization of assets. We seek to grow revenues and enhance margins by continuing to increase the utilization of our rental assets with new and existing customers. We expect to accomplish this through leveraging longstanding relationships with our customers and cross-selling our suite of services and equipment, while taking advantage of continued improvements in industry fundamentals. We also expect to implement this strategy at Specialty, thus improving the utilization and profitability of this newly acquired business with minimal additional investment.
      Targeting services in which we have a competitive advantage. Consolidation in the oilfield services industry has created an opportunity for us to compete effectively in markets that are underserved by large services and equipment companies. In addition, we believe we can provide a more comprehensive range of products and services than many of our smaller competitors.

Business Segments
      Directional Drilling Services. We utilize state-of-the-art equipment to provide well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services to our customers. We also provide logging-while-drilling, or LWD, and measurement-while-drilling, or MWD, services. We have a team of approximately 70 directional drillers and maintain a selection of approximately 150 drilling motors. According to Baker Hughes, as of November 2005, 37.8% of all wells in the United States are drilled directionally and/or horizontally. Also, our straight hole motors offer opportunity to capture additional market share, especially in Mexico. Our straight hole capability allows us to compete better despite limitations in directional drilling. We expect that figure to grow significantly over the next several years as companies seek to exploit maturing fields and sensitive formations. Management believes directional drilling offers several advantages over conventional drilling including:

•	improvement of total cumulative recoverable reserves;

•	improved reservoir production performance beyond conventional vertical wells; and

•	reduction of the number of field development wells.
      Since 2002, we have increased our team of directional drillers from ten to approximately 70. We have also recently expanded our directional drilling services segment with the acquisition of all of the outstanding capital stock of Target Energy Inc.
      Casing and Tubing Services. We provide specialized equipment and trained operators to perform a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations, which we refer to as casing and tubing services. All wells drilled for oil and natural gas require casing to be installed for drilling, and if the well is producing, tubing will be required in the completion phase. We currently provide casing and tubing services primarily in Texas, Louisiana and both onshore and offshore in the Gulf of Mexico and Mexico. We recently expanded our casing and tubing services in September 2005 by acquiring the casing and tubing assets of IHS/Spindletop, a division of Patterson Services, Inc., a subsidiary of RPC, Inc. We paid $15.7 million for RPC, Inc.’s casing and tubing assets, which consisted of casing and tubing installation equipment, including hammers, elevators, trucks, pickups, power units, laydown machines, casing tools and torque turn equipment.
      The acquisition of RPC, Inc.’s casing and tubing assets increased our capability in casing and tubing services and expanded our geographic capability. We opened new field offices in Corpus Christi, Texas, Kilgore, Texas, Lafayette, Louisiana and Houma, Louisiana. The acquisition allowed us to enter the East Texas and Louisiana market for casing and tubing services as well as offshore in the Gulf of Mexico. Additionally, the acquisition greatly expanded our premium tubing services. We anticipate that the acquisition of RPC, Inc.’s casing and tubing assets will increase our income and revenue in this segment significantly.
      We provide equipment used in casing and tubing services in Mexico to Matyep. Matyep provides equipment and services for offshore and onshore drilling operations to Petroleos Mexicanos, known as Pemex, in Villahermosa, Reynosa, Veracruz and Ciudad del Carmen, Mexico. Matyep provides all personnel, repairs, maintenance, insurance and supervision for provision of the casing and tubing crew and torque turn service. The term of the lease agreement pursuant to which we provide the equipment and Matyep provides the above listed items continues for as long as Matyep is successful in maintaining its casing and tubing business with Pemex. Services to offshore drilling operations in Mexico are seasonal, with less activity during the first quarter of each calendar year due to weather conditions.
      For the years ended December 31, 2004, 2003 and 2002, our Mexico operations accounted for approximately $5.1 million, $3.7 million and $2.7 million, respectively, of our revenues. We provide extended payment terms to Matyep and maintain a high accounts receivable balance due to these terms. The accounts receivable balance was approximately $968,000 at December 31, 2004 and approximately $1.4 million at December 31, 2003. Jens’ Oilfield Service, Inc. has been providing services to Pemex in association with Matyep since 1997.
      Compressed Air Drilling Services. Through AirComp LLC, we provide compressed air, drilling chemicals and other specialized drilling products for underbalanced drilling applications, which we refer to as compressed air drilling services. With a combined fleet of over 130 compressors and boosters, we believe we are one of the world’s largest providers of compressed air, or underbalanced, drilling services. We also provide premium air hammers and bits to oil and natural gas companies for use in underbalanced drilling. Our broad and diversified product line enables us to compete in the underbalanced drilling market with an equipment package engineered and customized to specifically meet customer requirements.
      Underbalanced drilling shortens the time required to drill a well and enhances production by minimizing formation damage. There is a trend in the industry to drill, complete and workover wells with underbalanced drilling operations and we expect the market to continue to grow.
      In July 2005, we purchased the compressed air drilling assets of W. T. Enterprises, Inc., operating in West Texas and acquired the remaining 45% equity interest in AirComp LLC from M-I LLC. The acquired assets include air compressors, boosters, mist pumps, rolling stock and other equipment. These assets will be integrated into AirComp LLC’s assets and will complement and add to AirComp LLC’s product and service offerings. We currently provide compressed air drilling services in Texas, Oklahoma, New Mexico and Colorado. We are also in the process of expanding our services to Arkansas.
      Production Services. We supply specialized equipment and trained operators to install and retrieve capillary tubing, through which chemicals are injected into producing wells to increase production and reduce corrosion. In addition, we perform workover services with coiled tubing units. Chemicals are injected through the tubing to targeted zones up to depths of approximately 20,000 feet. The result is improved production from treatment of downhole corrosion, scale, paraffin and salt build-up in producing wells. Natural gas wells with low bottom pressures can experience fluid accumulation in the tubing and well bore. This injection system can inject a foaming agent which lightens the fluids allowing them to flow out of the well. Additionally, corrosion inhibitors can be introduced to reduce corrosion in the well. Our production services segment was established with the acquisition of Downhole Injection Systems, LLC, in December 2004, and the acquisition of Capcoil Tubing Services, Inc., in May 2005.
      We have an inventory of specialized equipment consisting of capillary and coil tubing units in various sizes ranging from 1/4” to 1 1/4”, along with nitrogen pumping and transportation equipment. We also maintain a full range of stainless and carbon steel coiled tubing and related supplies used in the installation of the tubing. We sell or rent the tubing and charge a fee for its installation, servicing and removal, which includes the service personnel and associated equipment on a turn key hourly basis. We do not provide the chemicals injected into the well.
      Rental Tools. We provide specialized rental equipment for both onshore and offshore well drilling, completion and workover operations. Most wells drilled for oil and natural gas require some form of rental tools in the completion phase of a well. Our rental tools segment was established with the acquisition of Safco-Oil Field Products, Inc. in September 2004 and of Delta Rental Service, Inc. in April 2005.
      We have an inventory of specialized equipment consisting of heavy weight spiral drill pipe, double studded adapters, test plugs, wear bushings, adaptor spools, baskets and spacer spools and other assorted handling tools in various sizes to meet our customers demands. We charge customers for rental equipment on a daily basis. The customer is liable for inspection and repairs or lost equipment. We currently provide rental tool equipment primarily in Texas, Oklahoma, Louisiana, and offshore in the Gulf of Mexico.
      We plan to further expand our rental tools operations in the domestic oil and natural gas industry through joint marketing efforts with our other business segments and through selected acquisitions, including, without limitation, our pending acquisition of Specialty.
Customers
      Our customers are the major and independent oil and natural gas companies operating in the United States and Mexico. In 2004, Matyep in Mexico represented 10.8% and Burlington Resources represented 10.1% of our consolidated revenues. In 2003, Matyep, Burlington Resources and El Paso Corporation represented 10.2%, 11.1% and 14.1%, respectively, of our revenues. For the nine months ended September 30, 2005, none of our customers accounted for more than 10% of our revenues.
Suppliers
      The equipment utilized in our business is generally available new from manufacturers or at auction. Currently, due to the high level of activity in the oilfield services industry, there is a high demand for new and used equipment. Consequently, there is a limited amount of many types of equipment available at auction and significant backlogs on new equipment. We own sufficient equipment for our projected operations over the next twelve months, and we believe the shortage of equipment will result in increased demand for our services. However, the cost of acquiring new equipment to expand our business could increase as a result of the high demand for equipment in the industry.
Competition
      We experience significant competition in all areas of our business. In general, the markets in which we compete are highly fragmented, and a large number of companies offer services that overlap and are competitive with our services and products. We believe that the principal competitive factors are technical and mechanical capabilities, management experience, past performance and price. While we have considerable experience, there are many other companies that have comparable skills. Many of our competitors are larger and have greater financial resources than we do.
      We believe that there are five major directional drilling companies, Schlumberger, Halliburton, Baker Hughes, W-H Energy Services (Pathfinder) and Weatherford, that market both worldwide and in the United States as well as numerous small regional players.
      Two large companies, Frank’s Casing Crew and Rental Tools and Weatherford, have a substantial portion of the casing and tubing market in South Texas. The market remains highly competitive and fragmented with numerous casing and tubing crew companies working in the United States. Our primary competitors in Mexico are South American Enterprises and Weatherford, both of which provide similar products and services.
      Our largest competitor for compressed air drilling services is Weatherford. Weatherford focuses on large projects, but also competes in the more common compressed air, mist, foam and aerated mud drilling applications. Other competition comes from smaller regional companies.

      There are two other significant competitors in the chemical injection services portion of the production services market, Weatherford and Dyna Coil. We believe we own approximately 30% of the capillary tubing units in the southwestern United States that are used for chemical injection services.
      The rental tool business is highly fragmented with hundreds of companies offering various rental tool services. Our largest competitors, after the acquisition of Specialty, will include Weatherford, Oil and Gas Rental Tools, Quail Rental Tools and Knight Rental Tools.
Employees
      Our strategy includes acquiring companies with strong management and entering into long-term employment contracts with key employees in order to preserve customer relationships and assure continuity following acquisition. We believe we have good relations with our employees, none of whom are represented by a union. We actively train employees across various functions, which we believe is crucial to motivate our workforce and maximize efficiency. Employees showing a higher level of skill are trained on more technologically complex equipment and given greater responsibility. All employees are responsible for ongoing quality assurance. At November 1, 2005, we had 642 employees.
Insurance
      We carry comprehensive insurance coverages for our business operations which carry normal industry deductibles. We are partially self-insured for claims under workers’ compensation and equipment loss for amounts that we believe to be customary and reasonable. We are also self-insured for major medical claims subject to a stop loss on a per insured basis. However, there is a risk that our insurance may not be sufficient to cover any particular loss or that insurance may not cover all losses. Finally, insurance rates have in the past been subject to wide fluctuations, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions.
Federal Regulations And Environmental Matters
      Our operations are subject to federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because we provide services to companies producing oil and natural gas, which are toxic substances, we may become subject to claims relating to the release of such substances into the environment. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on us, it is possible that an environmental claim could arise that could cause our business to suffer. We do not anticipate any material expenditures to comply with environmental regulations affecting our operations.
      In addition to claims based on our current operations, we are from time to time named in environmental claims relating to our activities prior to our reorganization in 1988. See “— Legal Proceedings.”
Intellectual Property Rights
      Except for our relationships with our customers and suppliers described above, we do not own any patents, trademarks, licenses, franchises or concessions which we believe are material to the success of our business. As part of our overall corporate strategy to focus on our core business of providing services to the oil and natural gas industry and to increase stockholder value, we are investigating the sale or license of our worldwide rights to trade names and logos for products and services outside the energy sector.

Description of Properties
      The following table describes the location and general character of the principal physical properties used in each of our company’s business segments as of September 30, 2005. All of the properties are leased by us except for our property in Edinburg, Texas.

Business Segment	Location	Property

Directional Drilling Services	Houston, Texas	Operating Location
	Midland, Texas	Operating Location
	Corpus Christi, Texas	Operating Location
	Oklahoma City, Oklahoma	Operating Location

Compressed Air Drilling Services	Houston, Texas	Operating Location
	San Angelo, Texas	Operating Location
	Fort Stockton, Texas	Operating Location
	Farmington, New Mexico	Operating Location
	Grand Junction, Colorado	Operating Location
	Wilburton, Oklahoma	Operating Location

Casing and Tubing Services	Alice, Texas	Operating Location
	Edinburg, Texas	Operating Location
	Victoria, Texas	Operating Location
	Pearsall, Texas	Operating Location
	Buffalo, Texas	Operating Location
	Corpus Christi, Texas	Operating Location
	Kilgore, Texas	Operating Location
	Lafayette, Louisiana	Operating Location
	Houma, Louisiana	Operating Location

Production Services	Midland, Texas	Operating Location
	Corpus Christi, Texas	Operating Location
	Kilgore, Texas	Operating Location

Rental Tools	Houston, Texas	Operating Location
	Lafayette, Louisiana	Operating Location

General Corporate	Houston, Texas	Principal Executive Offices
Legal Proceedings
      On June 29, 1987, we filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Our plan of reorganization was confirmed by the Bankruptcy Court after acceptance by our creditors and stockholders, and was consummated on December 2, 1988.
      At confirmation of our plan of reorganization, the U.S. Bankruptcy Court approved the establishment of the A-C Reorganization Trust as the primary vehicle for distributions and the administration of claims under our plan of reorganization, two trust funds to service health care and life insurance programs for retired employees and a trust fund to process and liquidate future product liability claims. The trusts assumed responsibility for substantially all remaining cash distributions to be made to holders of claims and interests pursuant to our plan of reorganization. We were thereby discharged of all debts that arose before confirmation of our plan of reorganization.
      We do not administer any of the aforementioned trusts and retain no responsibility for the assets transferred to or distributions to be made by such trusts pursuant to our plan of reorganization.

      As part of our plan of reorganization, we settled U.S. Environmental Protection Agency claims for cleanup costs at all known sites where we were alleged to have disposed of hazardous waste. The EPA settlement included both past and future cleanup costs at these sites and released us of liability to other potentially responsible parties in connection with these specific sites. In addition, we negotiated settlements of various environmental claims asserted by certain state environmental protection agencies.
      Subsequent to our bankruptcy reorganization, the EPA and state environmental protection agencies have in certain cases asserted we are liable for cleanup costs or fines in connection with several hazardous waste disposal sites containing products manufactured by us prior to consummation of the Plan of Reorganization. In each instance, we have taken the position that the cleanup cost or other liabilities related to these sites were discharged in the bankruptcy, and the cases have been disposed of without material cost. A number of Federal Courts of Appeal have issued rulings consistent with this position, and based on such rulings, we believe that we will continue to prevail in our position that our liability to the EPA and third parties for claims for environmental cleanup costs that had pre-petition triggers have been discharged. A number of claimants have asserted claims for environmental cleanup costs that had pre-petition triggers, and in each event, the A-C Reorganization Trust, under its mandate to provide Plan of Reorganization implementation services to us, has responded to such claims, generally, by informing claimants that our liabilities were discharged in the bankruptcy. Each of such claims has been disposed of without material cost. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.
      The EPA and certain state agencies continue from time to time to request information in connection with various waste disposal sites containing products manufactured by us before consummation of the Plan of Reorganization that were disposed of by other parties. Although we have been discharged of liabilities with respect to hazardous waste sites, we are under a continuing obligation to provide information with respect to our products to federal and state agencies. The A-C Reorganization Trust, under its mandate to provide Plan of Reorganization implementation services to us, has responded to these informational requests because pre-bankruptcy activities are involved.
      We have been advised that the A-C Reorganization Trust will be terminated and its assets distributed, and as a result, we will then assume the responsibility of responding to claimants and to the EPA and state agencies previously undertaken by the A-C Reorganization Trust. However, we have been advised by the A-C Reorganization Trust that its cost of providing these services has not been material in the past, and therefore we do not expect to incur material expenses as a result of responding to such requests. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material adverse effect on us.
      We are named as a defendant from time to time in product liability lawsuits alleging personal injuries resulting from our activities prior to our reorganization involving asbestos. These claims are referred to and handled by a special products liability trust formed to be responsible for such claims in connection with our reorganization. As with environmental claims, we do not believe we are liable for product liability claims relating to our business prior to our bankruptcy; moreover, the products liability trust is defending all such claims. However, there can be no assurance that we will not be subject to material product liability claims in the future.
      We are involved in various other legal proceedings in the ordinary course of businesses. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.
DEFINITIONS

“blow-out preventers”	Large safety devices placed on the surface of an oil or natural gas well to maintain high pressure well bores.

“booster”	A machine that increases the volume of air when used in conjunction with a compressor or a group of compressors.

“capillary tubing”	Small diameter tubing installed in producing wells and through which chemicals are injected to enhance production and reduce corrosion and other problems.

“casing”	A pipe placed in a drilled well to secure the well bore and formation.

“choke manifolds”	An arrangement of pipes, valves and special valves on the rig floor that controls pressure during drilling by diverting pressure away from the blow-out preventers and the annulus of the well.

“coiled tubing”	Small diameter tubing used to service producing and problematic wells and to work in high pressure applications during drilling, production and workover operations.

“directional drilling”	The technique of drilling a well while varying the angle of direction of a well and changing the direction of a well to hit a specific target.

“double studded adapter”	A flange that adapts a valve or blow-out preventer to another non-compatible valve.

“downhole drilling”	The technique of directional drilling used to deviate a well away from surface locations to reach a specified target.

“drill pipe”	A pipe that attaches to the drill bit to drill a well.

“heavy weight spiral drill pipe”	Heavy drill pipe used for special applications primarily in directional drilling. The ‘spiral’ design increases flexibility and penetration of the pipe.

“horizontal drilling”	The technique of drilling wells at a 90-degree angle.

“laydown machines”	A truck mounted machine used to move pipe and casing and tubing onto a pipe rack (from which a derrick crane lifts the drill pipe, casing and tubing and inserts it into the well).

“links”	Adaptors that fit on the blocks to attach handling tools.

“logging-while-drilling” or “LWD”	The technique of measuring, in real time, the formation pressure and the position of equipment inside of a well.

“measurement-while-drilling” or “MWD”	The technique used to measure direction and angle while drilling a well.

“mist pump”	A drilling pump that uses mist as the circulation medium for injecting small amounts of foaming agent, corrosion agent and other chemical solutions into the well.

“spacer spools” or “adapter spools”	High pressure connections or links which are stacked to elevate the blow-out preventers to the drilling rig floor.

“straight hole drilling”	The technique of drilling that allows very little or no vertical deviation.

“test plugs”	A device used to test the connections of wellheads and the blow-out preventers.

“torque turn service” or “torque turn equipment”	Monitoring device to insure proper makeup of the casing.

“tubing”	A pipe placed inside the casing to allow the well to produce.

“tubing work strings”	Tubing used on workover rigs through which high pressure liquids, gases or mixtures are pumped into a well to perform production operations.

“underbalanced drilling” or “air drilling”	The technique in which oil, natural gas or geothermal wells are drilled by creating a pressure within the well that is lower than the reservoir pressure. The result is increased rate of penetration, reduced formation damage and reduced drilling costs.

“wear bushings”	A device placed inside a wellhead to protect the wellhead from wear.

Independent Auditors’ Report
To the Shareholder
Specialty Rental Tools, Inc.
Broussard, Louisiana
      We have audited the accompanying balance sheets of Specialty Rental Tools, Inc. (the “Company”) as of September 30, 2005, and December 31, 2004 and 2003, and the related statements of income, shareholder’s equity and cash flows for the nine months ended September 30, 2005, and the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Specialty Rental Tools, Inc. as of September 30, 2005 and December 31, 2004 and 2003, and the results of its operations and its cash flows for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.
      Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule I is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
November 5, 2005

SPECIALTY RENTAL TOOLS, INC.
BALANCE SHEETS

		December 31,
	September 30,
	2005	2004	2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,816,572	$11,038,970	$9,097,762
Trade receivables, net	8,602,269	5,437,713	3,206,942
Advances to employees	140,000	—	—
Inventory	348,058	256,888	181,368
Prepaid expenses and other	102,553	82,256	66,910

TOTAL CURRENT ASSETS	25,009,452	16,815,827	12,552,982
PROPERTY AND EQUIPMENT, net	16,242,311	12,285,735	9,103,656

TOTAL ASSETS	$41,251,763	$29,101,562	$21,656,638

LIABILITIES AND SHAREHOLDER’S EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$1,605,368	$1,217,857	$1,280,641
Accrued liabilities	152,242	291,195	260,650
Current portion of notes payable	3,050,649	1,488,466	1,021,530

TOTAL CURRENT LIABILITIES	4,808,259	2,997,518	2,562,821
NOTES PAYABLE, less current portion	1,089,824	1,566,536	—

TOTAL LIABILITIES	5,898,083	4,564,054	2,562,821
COMMITMENTS AND CONTINGENCIES	—	—	—
SHAREHOLDER’S EQUITY
Common stock	155,655	155,655	155,655
Treasury stock, at cost	(736,000)	(736,000)	(736,000)
Retained earnings	35,934,025	25,117,853	19,674,162

TOTAL SHAREHOLDER’S EQUITY	35,353,680	24,537,508	19,093,817

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$41,251,763	$29,101,562	$21,656,638

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.
STATEMENTS OF INCOME

	Nine Months
	Ended	Year Ended December 31,
	September 30,
	2005	2004	2003

REVENUES, NET	$21,774,801	$18,010,940	$16,437,616
EXPENSES
Cost of sales	2,551,101	2,718,080	2,273,928
General and administrative	4,671,964	5,218,634	4,857,507
Depreciation	2,540,955	2,434,682	2,543,332
Gain on sale of assets	(1,690,550)	(1,098,488)	(332,431)

TOTAL EXPENSES	8,073,470	9,272,908	9,342,336

INCOME FROM OPERATIONS	13,701,331	8,738,032	7,095,280
OTHER INCOME (EXPENSE)
Interest income	76,371	46,173	66,282
Interest expense	(151,341)	(11,987)	(58,442)
Other, net	(7,687)	(76,917)	(95,327)

TOTAL OTHER EXPENSE	(82,657)	(42,731)	(87,487)

NET INCOME	$13,618,674	$8,695,301	$7,007,793

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.
STATEMENTS OF SHAREHOLDER’S EQUITY
NINE MONTHS ENDED SEPTEMBER 30, 2005 AND
YEARS ENDED DECEMBER 31, 2004 AND 2003

	Common Stock
			Treasury	Retained
	Shares	Amount	Stock	Earnings	Total

Balance, January 1, 2003	225	$155,655	$(736,000)	$25,467,954	$24,887,609
Net income	—	—	—	7,007,793	7,007,793
Distributions	—	—	—	(12,801,585)	(12,801,585)

Balance, December 31, 2003	225	155,655	(736,000)	19,674,162	19,093,817
Net income	—	—	—	8,695,301	8,695,301
Distributions	—	—	—	(3,251,610)	(3,251,610)

Balance, December 31, 2004	225	155,655	(736,000)	25,117,853	24,537,508
Net income	—	—	—	13,618,674	13,618,674
Distributions	—	—	—	(2,802,502)	(2,802,502)

Balance, September 30, 2005	225	$155,655	$(736,000)	$35,934,025	$35,353,680

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.
STATEMENTS OF CASH FLOWS

	Nine Months
	Ended	Year Ended December 31,
	September 30,
	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$13,618,674	$8,695,301	$7,007,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,540,955	2,434,682	2,543,332
Gain on sale of assets	(1,690,550)	(1,098,488)	(332,431)
Changes in operating assets and liabilities:
Receivables	(3,304,556)	(2,230,771)	777,986
Inventory	(91,170)	(75,520)	78,267
Prepaid expenses and other	(20,297)	(15,346)	(14,604)
Accounts payable	387,511	(62,784)	43,879
Accrued liabilities	(138,953)	30,545	10,519

NET CASH PROVIDED BY OPERATING ACTIVITIES	11,301,614	7,677,619	10,114,741
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(7,631,679)	(5,796,433)	(921,949)
Proceeds from sale of property and equipment	2,872,096	1,334,493	1,088,038

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(4,759,583)	(4,461,940)	166,089
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to shareholder	(2,802,502)	(3,251,610)	(12,801,585)
Proceeds from notes payable	3,000,000	3,000,000	—
Repayment of notes payable	(1,961,927)	(1,022,861)	(1,493,440)

NET CASH USED IN FINANCING ACTIVITIES	(1,764,429)	(1,274,471)	(14,295,025)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,777,602	1,941,208	(4,014,195)
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	11,038,970	9,097,762	13,111,957

CASH AND CASH EQUIVALENTS — END OF PERIOD	$15,816,572	$11,038,970	$9,097,762

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$151,341	$11,987	$58,442

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2005, DECEMBER 31, 2004 AND 2003
NOTE A — NATURE OF OPERATIONS
      Specialty Rental Tools, Inc. (the “Company”) leases drill pipe, tubing, handling equipment, pressure control equipment, drill collars and other oilfield equipment to both major and independent petroleum exploration and production companies for use in drilling, completion and work-over operations. The Company is located in Broussard, Louisiana, and leases equipment to companies throughout the Gulf Coast Region. The Company was incorporated in the State of Louisiana in December 1978.
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
      Revenue Recognition: Rental equipment is leased to customers at per day and per job contractual rates. Net revenues are determined by deducting sales discounts from gross sales.
      Cash and Cash Equivalents: The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.
      Accounts Receivable: The Company uses the allowance method to account for uncollectible accounts receivable. The Company establishes an allowance for doubtful accounts based on factors surrounding credit risk of debtors, historical factors and other related information. The allowance for doubtful accounts was $56,728, $35,087 and $38,266 at September 30, 2005, and December 31, 2004 and 2003, respectively.
      Concentrations of Credit and Other Risks: Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivables. The Company maintains its cash in bank deposits with a financial institution. These accounts exceed federally insured limits. Deposits in the United States are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. The Company monitors the financial condition of the financial institution and has not experienced any losses on such accounts.
      The Company is not party to any financial instruments which would have off-balance sheet credit or interest rate risk.
      Inventory: Inventory consists primarily of supplies and materials used to repair and maintain rental equipment. Inventory is valued using the first-in, first-out method and stated at the lower of cost or market.
      Property and Equipment: Property and equipment are stated at cost. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives of applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred and are often billed back to customers as allowed by rental contracts. The costs and related accumulated depreciation of assets sold or retired are removed from the accounts, and any gain or loss thereon is reflected in operations. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 39 years.

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The Company periodically evaluates the recoverability of the carrying value of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.
      Income Taxes: The Company’s shareholder has elected to be taxed as a small business corporation under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, federal income tax is the responsibility of the individual shareholder, and no provision for federal income tax is included in the accompanying financial statements.
      Advertising: The Company’s policy is to expense advertising costs as incurred and amounted to approximately $193,000, $196,000 and $245,000 for the nine months ended September 30, 2005, and the years ended December 31, 2004, and 2003, respectively.
      Major Customers: For the nine months ended September 30, 2005, 51% of the Company’s revenues were generated from two unrelated customers. For the year ended December 31, 2004, 43% of the Company’s revenues were generated from one unrelated customer. For the year ended December 31, 2003, 50% of the Company’s revenues were generated from two unrelated customers.
NOTE C — PROPERTY AND EQUIPMENT
      Property and equipment consists of the following:

	Estimated		December 31,
	Useful	September 30,
	Lives	2005	2004	2003

Rental equipment	7 - 10 years	$33,667,834	$27,390,801	$23,338,565
Automobiles	5 years	508,535	410,094	330,734
Furniture and fixtures	5 - 7 years	12,369	12,369	1,835
Leasehold improvements	15 - 39 years	161,091	161,091	105,426

		34,349,829	27,974,355	23,776,560
Less: accumulated depreciation		(18,107,518)	(15,688,620)	(14,672,904)

		$16,242,311	$12,285,735	$9,103,656

NOTE D — NOTES PAYABLE
      Notes payable consist of the following:

		December 31,
	September 30,
	2005	2004	2003

Note payable to bank(1)	$—	$—	$1,021,530
Note payable to bank(2)	1,904,583	3,000,000	—
Note payable to bank(3)	2,154,160	—	—
Note payable to GMAC(4)	38,233	55,002	—
Note payable to Ford Credit(5)	43,497	—	—

	4,140,473	3,055,002	1,021,530
Less: current portion	3,050,649	1,488,466	1,021,530

Total notes payable — long-term	$1,089,824	$1,566,536	$—

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Future maturities of long-term debt as of September 30, 2005 are as follows:

Period Ending September 30,

2006	$3,050,649
2007	1,075,617
2008	14,207

$4,140,473

(1)  Note Payable to Bank
      In August 2002, the Company raised $3,000,000 under a note payable agreement from Iberia Bank, a financial institution in Louisiana. The note bore interest at a rate of prime less 1% and was payable in installments over 24 months. The Company repaid the note in August 2004.
(2)  Note Payable to Bank
      In December 2004, the Company raised $3,000,000 under a note payable agreement from Iberia Bank, a financial institution in Louisiana. The note bears interest at a rate of 4.2% per annum and is being repaid through monthly principal and interest payments totaling $130,617. The note is due in December 2006.
(3)  Note Payable to Bank
      In February 2005, the Company raised $3,000,000 under a note payable agreement from Iberia Bank, a financial institution in Louisiana. The note bears interest at a rate of 4.2% per annum and is being repaid through monthly principal and interest payments totaling $130,818. The note is due in March 2007.
(4)  Note Payable to GMAC
      In October 2004, the Company financed the purchase of a vehicle through a $56,333 note payable agreement with GMAC. The note is non-interest bearing and is being repaid through monthly principal payments of $1,565. The note is due in November 2007.
(5)  Note Payable to Ford Credit
      In June 2005, the Company financed the purchase of a vehicle through a $47,398 note payable agreement with Ford Credit. The note bears interest at a rate of 0.9% per annum and is being repaid through monthly principal and interest payments totaling $1,335. The note is due in June 2008.
NOTE E — SHAREHOLDER’S EQUITY
      Common Stock: The Company is authorized to issue 10,000 shares of common stock that has no par value. As of September 30, 2005 and December 31, 2004 and 2003, the Company had 225 common shares outstanding.
      Treasury Stock: The Company has repurchased common stock as treasury stock. As of September 30, 2005 and December 31, 2004 and 2003, the Company owned 2,275 shares of treasury stock.

SPECIALTY RENTAL TOOLS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
NOTE F — PROFIT SHARING PLAN
      The Company sponsors a profit sharing plan (the “Plan”) which covers all eligible employees. Company contributions to the Plan are discretionary. The Plan vests one hundred percent (100%) after six or more years of continuing service. During each of the years ended December 31, 2004 and 2003, the Company made contributions of approximately $163,000, and $155,000, respectively, to the Plan. During the nine months ended September 30, 2005, the Company did not make a contribution to the Plan.
NOTE G — RELATED PARTY TRANSACTIONS
      The Company paid the shareholder $486,000, $288,000 and $144,000 for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively, for rent expense on the Company’s operating facilities in Broussard, Louisiana.
NOTE H — NON-CASH INVESTING AND FINANCING ACTIVITIES
      The following non-cash transaction took place during the nine months ended September 30, 2005:

•	The Company acquired an automobile for $47,398 which was funded through a note payable instrument.
      The following non-cash transaction took place during the year ended December 31, 2004:

•	The Company acquired an automobile for $56,333 which was funded through a note payable instrument.

SPECIALTY RENTAL TOOLS, INC.
SCHEDULE I — SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES
PERIODS ENDED SEPTEMBER 30, 2005, DECEMBER 31, 2004 AND 2003

	Nine Months
	Ended	Year Ended December 31,
	September 30,
	2005	2004	2003

Salaries and wages	$2,001,351	$2,449,073	$2,340,807
Retirement plan expenses	—	163,261	155,409
Selling expenses	363,579	325,595	292,420
Shop supplies	590,929	500,783	571,038
Shop maintenance	103,479	43,691	46,767
Rent	486,000	288,257	180,000
Insurance	306,736	404,886	345,318
Automobile expenses	195,915	161,549	145,333
Advertising	192,874	196,037	244,695
Taxes, licenses and other	173,895	377,022	415,390
Bad debt expense, net of recoveries	126,900	81,389	(59,220)
Office expense	33,093	49,648	26,814
Uniforms	19,938	17,971	19,800
Utilities	64,671	115,565	69,006
Dues and subscriptions	7,189	7,375	8,956
Professional fees	4,678	34,739	52,112
Other	737	1,793	2,862

TOTAL	$4,671,964	$5,218,634	$4,857,507

ALLIS-CHALMERS ENERGY INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL POSITION AS OF SEPTEMBER 30, 2005

	ALLIS-		SPECIALTY		ALLIS-
	CHALMERS	SPECIALTY	PURCHASE		CHALMERS
	CONSOLIDATED	HISTORICAL	ADJUSTMENTS		CONSOLIDATED

ASSETS
Cash and cash equivalents	$3,909	$15,817	$(14,141	) AA	$5,585
Trade receivables, net	23,777	8,602	—		32,379
Inventories	5,217	348	—		5,565
Prepaids and other	1,014	243	—		1,257

Total Current Assets	33,917	25,010	(14,141)		44,786
Property and equipment, net	75,516	16,242	70,646	AB	162,404
Goodwill	12,042	—	—		12,042
Other intangibles, net	7,264	—	—		7,264
Debt issuance costs, net	783	—	—		783
Other assets	40	—	—		40

Total Assets	$129,562	$41,252	$56,505		$227,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$4,636	$3,051	$(3,051	) AA	$4,636
Trade accounts payable	8,703	1,605	—		10,308
Accrued employee benefits	701	—	—		701
Accrued interest	462	—	—		462
Accrued expenses	4,688	152	—		4,840
Accounts payable, related parties	78	—	—		78

Total Current Liabilities	19,268	4,808	(3,051)		21,025
Accrued postretirement benefit obligations	335	—	—		335
Long-term debt, net of current maturities	51,491	1,090	94,910	AC	147,491
Deferred income taxes	750	—			750
Other long-term liabilities	342	—	—		342

	72,186	5,898	91,859		169,943

STOCKHOLDERS’ EQUITY
Common stock	165	156	(156	) AD	165
Capital in excess of par value	57,940	—	—		57,940
Treasury stock, at cost		(736)	736	AD	—
Accumulated earnings (deficit)	(729)	35,934	(35,934	) AD	(729)

Total Stockholders’ Equity	57,376	35,354	(35,354)		57,376

Total Liabilities and Stockholders’ Equity	$129,562	$41,252	$56,505		$227,319

See notes to unaudited pro forma consolidated condensed financial statements.

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004
(In thousands, except per share data)

	ALLIS-		DIAMOND			DOWNHOLE			DELTA			CAPCOIL			W.T. ENT					SPECIALTY		ALLIS-
	CHALMERS	DIAMOND	PURCHASE		DOWNHOLE	PURCHASE		DELTA	PURCHASE		CAPCOIL	PURCHASE		W.T. ENT	PURCHASE		MI PURCHASE		SPECIALTY	PURCHASE		CHALMERS
	CONSOLIDATED	HISTORICAL	ADJUSTMENTS		HISTORICAL	ADJUSTMENTS		HISTORICAL	ADJUSTMENTS		HISTORICAL	ADJUSTMENTS		HISTORICAL	ADJUSTMENTS		ADJUSTMENTS		HISTORICAL	ADJUSTMENTS		CONSOLIDATED

Sales	$47,726	$5,584	$—		4,793			$3,249			$5,774			$3,862					$19,109			$90,097
Cost of Sales	35,300	3,565	—		3,876	—		826	298	A	4,400	398	A	2,764	(904	)B	—		5,153	6,254	A	61,930

Gross Profit	12,426	2,019	—		917	—		2,423	(298)		1,374	(398)		1,098	904		—		13,956	(6,254)		28,167
Marketing and Administrative Expense	8,199	664	163	C	872	83	C	1,798	(940	)D	676	110	C	514	93	C	—		5,219	(312	)E	17,139

Income (Loss) from Operations	4,227	1,355	(163)		45	(83)		625	642		698	(508)		584	811		—		8,737	(5,942)		11,028
Other Income
Interest Income	32	—	—		—	—		4	—		—	—		—	—		—		46	(46	)F	36
Interest Expense	(2,808)	(59)	59	G	(74)	74	G	(49)	49	G	(74)	74	G	(44)	(406	)H	(733	)H	(12)	(6,708	)H	(10,711)
Other	272	(26)	—		—	—		114	—		—	—		—	—		—		(77)	—		283

Income (Loss) Before Taxes	1,723	1,270	(104)		(29)	(9)		694	691		624	(434)		540	405		(733)		8,694	(12,696)		636
Minority Interest	(321)	—	(524	)I	—	—		—	—		—	—		—	—		845	J	—	—		—
Taxes	(514)	—	—		—	—		(265)	265	K	—	—		(113)	113	K	—			—		(514)

Net Income/ (Loss)	888	1,270	(628)		(29)	(9)		429	956		624	(434)		427	518		112		8,694	(12,696)		122
Preferred Dividend	(124)	—	—		—	—		—	—		—	—		—	—		—		—	—		(124)

Net income/ (loss) attributed to common shares	$764	$1,270	$(628)		$(29)	$(9)		$429	$956		$624	$(434)		$427	$518		$112		$8,694	$(12,696)		$(2)

Pro forma net income (loss) per common share
Basic	$0.10																					$0.00

Diluted	$0.09																					$0.00

Weighted average shares outstanding
Basic	7,930								385	L		294	L									8,609

Diluted	9,510								385	L		294	L									8,609

See notes to unaudited pro forma consolidated condensed financial statements.

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
(In thousands, except per share data)

	ALLIS-		DELTA			CAPCOIL			W.T. ENT					SPECIALTY		ALLIS-
	CHALMERS	DELTA	PURCHASE		CAPCOIL	PURCHASE		W.T. ENT	PURCHASE		MI PURCHASE		SPECIALTY	PURCHASE		CHALMERS
	CONSOLIDATED	HISTORICAL	ADJUSTMENTS		HISTORICAL	ADJUSTMENTS		HISTORICAL	ADJUSTMENTS		ADJUSTMENTS		HISTORICAL	ADJUSTMENTS		CONSOLIDATED

Sales	$71,830	$821	$—		$2,161			$2,057					$23,466			$100,335
Cost of Sales	51,153	211	82	A	1,458	132	A	1,331	(286	)M	—		5,092	4,692	A	63,865

Gross Profit	20,677	610	(82)		703	(132)		726	286		—		18,374	(4,692)		36,470
Marketing and Administrative Expense	11,992	985	(665	)D	421	28	C	342	75	C	—		4,672	(495	)N	17,355

Income (Loss) from Operations	8,685	(375)	583		282	(160)		384	211		—		13,702	(4,197)		19,115
Other Income
Interest Income	—	3	—		—	—		—	—		—		76	(76	) F	3
Interest Expense	(2,143)	(11)	11	G	(26)	(16	)G	(17)	(102	)H	(366	)H	(151)	(5,789	) H	(8,610)
Debt Retirement	(1,087)							—	—							(1,087)
Other	221	116	—		—	—		—	—				(8)			329

Income (Loss) Before Taxes	5,676	(267)	594		256	(176)		367	109		(366)		13,619	(10,062)		9,750
Minority Interest	(488)	—	—		—	—					488	J				—
Taxes	(559)	(142)	142	K	(87)	87	K	(111)	111	K	—		—	—		(559)

Net Income/ (Loss)	4,629	(409)	736		169	(89)		256	220		122		13,619	(10,062)		9,191
Preferred Dividend	—	—	—		—	—		—	—		—		—	—		—

Net income/ (loss) attributed to common shares	$4,629	$(409)	$736		$169	$(89)		$256	$220		$122		$13,619	$(10,062)		$9,191

Pro forma net income (loss) per common share
Basic	$0.33															$0.64

Diluted	$0.30															$0.59

Weighted average shares outstanding
Basic	14,197		55	O		62	O									14,314

Diluted	15,589		55	O		62	O									15,706

See notes to unaudited pro forma consolidated condensed financial statements.

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2005
(In thousands, except per share data)

	ALLIS-		DIAMOND			DOWNHOLE			DELTA			CAPCOIL			W.T. ENT		MI			SPECIALTY		ALLIS-
	CHALMERS	DIAMOND	PURCHASE		DOWNHOLE	PURCHASE		DELTA	PURCHASE		CAPCOIL	PURCHASE		W.T. ENT	PURCHASE		PURCHASE		SPECIALTY	PURCHASE		CHALMERS
	CONSOLIDATED	HISTORICAL	ADJUSTMENTS		HISTORICAL	ADJUSTMENTS		HISTORICAL	ADJUSTMENTS		HISTORICAL	ADJUSTMENTS		HISTORICAL	ADJUSTMENTS		ADJUSTMENTS		HISTORICAL	ADJUSTMENTS		CONSOLIDATED

Sales	$86,567	$460	$—		$1,006	$—		$1,764	$—		$3,475	$—		$3,033	$—		$—		$28,590	$—		$124,895
Cost of Sales	62,262	293	—		813	—		422	156	A	2,504	231	A	1,980	(639	)B	—		6,955	6,256	A	81,233

Gross Profit	24,305	167	—		193	—		1,342	(156)		971	(231)		1,053	639		—		21,635	(6,256)		43,662
Marketing and Administrative Expense	14,810	54	16	C	275	15	C	1,260	(665	)O	507	55	C	480	98	C	—		6,012	(574	)P	22,343

Income (Loss) from Operations	9,495	113	(16)		(82)	(15)		82	509		464	(286)		573	541		—		15,623	(5,682)		21,319
Other Income
Interest Income	32	—	—		—	—		5	—		—	—		—	—		—		88	(88	)F	37
Interest Expense	(3,317)	(5)	5	G	(39)	39	G	(22)	22	G	(47)	5	G	(27)	(204	)H	(550	)H	(154)	(7,766	)H	(12,060)
Debt Retirement	(1,087)																					(1,087)
Other	269	(3)	—		—	—		162	—		(7)	—		—	—		—		(94)	—		327

Income (Loss) Before Taxes	5,392	105	(11)		(121)	24		227	531		410	(281)		546	337		(550)		15,463	(13,536)		8,536
Minority Interest	(561)	—	(41	)I	—	—		—	—		—	—		—	—		602	J	—	—		—
Taxes	(714)	—	—		—	—		(304)	304	K	(87)	87	K	(142)	142	K	—		—	—		(714)

Net Income/ (Loss)	4,117	105	(52)		(121)	24		(77)	835		323	(194)		404	479		52		15,463	(13,536)		7,822
Preferred Dividend	—																					—

Net income/ (loss) attributed to common shares	$4,117	$105	$(52)		$(121)	$24		$(77)	$835		$323	$(194)		$404	$479		$52		$15,463	$(13,536)		$7,822

Pro forma net income (loss) per common share
Basic	$0.29																					$0.54

Diluted	$0.26																					$0.50

Weighted average shares outstanding
Basic	14,197								91	Q		84	Q									14,372

Diluted	15,589								91	Q		84	Q									15,764

See notes to unaudited pro forma consolidated condensed financial statements.

ALLIS-CHALMERS ENERGY INC
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS
      The following pro forma adjustments have been made to the historical financial statements:

AA)	Reflects the usage of excess cash of Specialty to either pay existing debt or to reduce the amount of borrowing needed to complete the acquisition.

AB)	Reflects the step-up in the basis of the fixed assets as a result of the Specialty acquisition to the lower of fair market value or actual cost.

AC)	Reflects the borrowing necessary to fund the cash portion of the acquisitions.

AD)	Reflects the elimination of Specialty’s stockholders’ equity.

A)	Reflects the increase in depreciation expense as a result of the step-up in basis of fixed assets.

B)	Reflects the elimination of lease expense not assumed as part of the acquisition, net of additional depreciation expense of $249,000 due to the increase value of the assets acquired in the W.T. Enterprises purchase.

C)	Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisitions of Diamond, Downhole, Capcoil and W.T. Enterprises.

D)	Reflects the elimination of year-end bonus paid to the employees of Delta.

E)	Reflects the following changes in general and administrative cost that will result from the acquisition of Specialty:

• The elimination of director fees of $96,000,

• increased rent expense of $12,000 and

• the elimination of officer salary of $228,000.

F)	Reflects the elimination of interest income as the pro forma assumes excess cash was utilized to offset borrowings.

G)	Reflects the elimination of interest expense due to historical debt not being assumed.

H)	Reflects the interest expense related to cash borrowed to affect the acquisition.

I)	Reflects the 45% minority interest position of M-I on the results of operations for Diamond, which operates as a division of AirComp.

J)	Reflects the elimination of the 45% minority interest position of M-I.

K)	Reflects the elimination of tax provisions of the Delta and W.T. Enterprises acquisitions as Allis-Chalmers has tax net operating losses to offset net income of the acquired entities.

L)	Reflects the issuance of shares of our common stock as part of the acquisition price. The pro forma treats the shares as having been issued at the stock price of $2.60 on January 1, 2004. The Delta and Capcoil acquisitions were comprised of $1.0 million in stock and $765,000 in stock, respectively.

M)	Reflects the elimination of lease expense not assumed as part of the W.T. Enterprises acquisition, net of additional depreciation expense of $187,000 due to the increased value of the assets acquired.

N)	Reflects the following general and administrative cost savings that will result from the acquisition of Specialty:

• The elimination of director fees of $64,000,

• decreased rent expense of $261,000 and

• the elimination of officer salary of $170,000.

O)	Reflects the issuance of shares of our common stock as part of the acquisition price of Delta and Capcoil. The pro forma treats the shares as having been issued at the stock price of $4.90 on January 1, 2005. The Delta and Capcoil acquisitions were comprised of $1.0 million in stock and $765,000 in stock, respectively. The adjustment related to the Delta and Capcoil acquisitions takes into account that the historical numbers for Allis-Chalmers include the issuance of the stock at the date of acquisition.

P)	Reflects the following general and administrative cost savings that will result from the acquisition of Specialty:

• The elimination of director fees of $88,000,

• decreased rent expense of $258,000 and

• the elimination of officer salary of $228,000.

Q)	Reflects the issuance of shares of our common stock as part of the acquisition price of Delta and Capcoil. The pro forma treats the shares as having been issued at the stock price of $4.94 on October 1, 2004. The Delta and Capcoil acquisitions were comprised of $1.0 million in stock and $765,000 in stock, respectively. The adjustment related to the Delta and Capcoil acquisitions takes into account that the historical numbers for Allis-Chalmers include the issuance of the stock at the date of acquisition.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description

23	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIS-CHALMERS ENERGY INC.
Date: December 30, 2005	By:	/s/ Victor M. Perez
		Name:	Victor M. Perez
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

23	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP